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10.1   FIDUCIARY DUTY

10.1.1 As a fiduciary, Invesco owes an undivided duty of loyalty to its clients. It is Invesco's policy that all employees conduct themselves so as to avoid not only actual conflicts of interest with Invesco clients, but also that they refrain from conduct which could give rise to the appearance of a conflict of interest that may compromise the trust that clients have placed in Invesco.

10.1.2 The personal securities transactions of all employees must be conducted in accordance with the following general principles:

       (a) There is duty at all times to place the interests of Invesco clients first and foremost;

       (b) All personal securities transactions be conducted in a manner consistent with these rules and in such a manner as to avoid any actual, potential or appearance of a conflict of interest or any abuse of an employee's position of trust and responsibility; and

       (c) Employees should not take inappropriate advantage of their positions.

10.1.3 Invesco's policy is to avoid conflicts and, where they unavoidably occur, to resolve them in a manner that clearly places our clients' interests first.

10.1.4 A copy of the INVESCO LTD. Conflicts of Interest Policy and Insider Dealing Policy is attached as Appendix 10.1 and Appendix 10.8 respectively.

10.1.5 The policy on personal securities transactions is set out under the following headings:

       (i)    Definitions

       (ii)   Prohibited Personal Transactions

       (iii)  Transactions Exempt from Personal Share Dealing Rules

       (iv)   Transactions Exempt from Authorisation but Requiring Reporting

       (v)    Permitted Transactions Requiring Authorisation and Reporting

       (vi)   Procedures for Authorisation and Placing Orders

       (vii)  Procedures for Reporting

       (viii) Restrictions on Investing

       (ix)   Dealing in Invesco Ltd

       (x)    Dealing in Invesco Funds/non Invesco Funds

10.2   DEFINITIONS

10.2.1 "Business Associate" shall mean any person or organisation that provides services to Invesco, that may do business or is being solicited to do business with Invesco or that is associated with an organisation that does or seeks to do business with Invesco.


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10.2.2 "High Quality Short-Term Debt Instrument" means, but is not limited to, bankers' acceptances, bank certificates of deposit, commercial paper and repurchase agreements; and means any instrument having a maturity at issuance of less than 366 days and which is treated in one of the highest two rating categories by a recognised statistical rating organisation, or which is unrated but is of comparable quality.

10.2.3 "Security" includes stock, notes, bonds, debentures and other evidences of indebtedness (including loan participation's and assignments), limited partnership interests, investment contracts, and all derivative instruments, such as options and warrants.

10.2.4 "Related Accounts" means:

       (a) accounts held by (or for the benefit of) an employee's spouse, significant other, or any children or relatives who share his/her home;

       (b) accounts for which the employee has or shares, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise;

            (i) voting power (which includes power to vote, or to direct the voting of, a security), or

            (ii) investment power (which includes the power to dispose, or to direct the disposition) of a security; or

       (c) accounts held by any other person to whose support the employee materially contributes or in which, by reason of any agreement or arrangement, the employee has or shares benefits substantially equivalent to ownership, including, for example:

            (i) arrangements (which may be informal) under which the employee has agreed to share the profits from an investment, and

            (ii) accounts maintained or administered by the employee for a relative (such as children or parents) who do not share his/her home.

       (d) Families include husbands and wives, significant other, sons and daughters and other immediate family only where those persons take part in discussion or passing on of investment information.

       (e) All Invesco employees or members of his family only insofar as the Invesco employee controls or influences the investment decision are subject to the Invesco Code.


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10.2.5 Non-Discretionary Account shall mean an account where an employee is deemed to have "no direct or indirect influence or control" over an account i.e.:

       (a) investment discretion for such account has been delegated in writing to an independent fiduciary and such investment discretion is not shared with the employee, or decisions for the account are made by a family member or significant other and not by, or in connection with, the employee;

       (b) the employee (and, where applicable, the family member or significant other) certifies in writing that he or she has not and will not discuss any potential investment decisions with such independent fiduciary or household member; and

       (c) the Compliance Department has determined that the account satisfies the foregoing requirements.

10.2.6 "Pre-Clearance Officer" is the Head of Compliance.


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10.3   PROHIBITED PERSONAL TRANSACTIONS

10.3.1 Privately Issued Securities

       (a) Employees may not purchase or permit a Related Account to purchase or acquire any privately-issued securities, other than in exceptional cases specifically approved by the local Chief Executive Officer (e.g., where such investment is part of a family-owned and operated business venture that would not be expected to involve an investment opportunity of interest to any Invesco client).

       (b) Requests for exceptions should be made in the first instance to the local Head of Compliance.

10.3.2 Short Selling. An employee may not, sell short a security unless this is specifically related to personal taxation issues. Requests for exceptions should be made to the local Head of Compliance.

10.3.3 Futures. Employees may not write, sell or buy exchange-traded futures, synthetic futures, swaps and similar non-exchange traded instruments.

10.3.4 Deminimus transactions. An employee may request permission to buy or sell a security which would otherwise be the subject of the Blackout restrictions (10.10.1) if that security is so liquid that the transaction would not affect the price per share so that there is no disadvantage to any Invesco client transaction. Transaction unit size or cost should be considered by the local Head of Dealing and Chief Investment Officer.

10.3.5 THE LOCAL CHIEF EXECUTIVE OFFICER IN CONSULTATION WITH THE LOCAL HEAD OF COMPLIANCE MAY IN RARE INSTANCES GRANT EXCEPTIONS FROM THESE TRADING RESTRICTIONS UPON WRITTEN REQUEST. EMPLOYEES MUST DEMONSTRATE HARDSHIP OR EXTRAORDINARY CIRCUMSTANCES. ANY EXCEPTIONS GRANTED WILL BE REPORTED TO THE LOCAL BOARD OF DIRECTORS AT LEAST ANNUALLY.

10.4   TRANSACTIONS EXEMPT FROM PERSONAL DEALING RULES

       The following types of share dealing transactions do not need to be approved or reported.

       Non Invesco Funds

       (a) authorised non-Invesco managed open-end investment schemes (including, mutual funds, open-ended investment companies or unit trusts but not closed-end funds);

       Direct Government Obligations


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       (b)  Securities which are direct obligations of the country in which the employee is a resident (e.g., US treasuries for US residents/UK treasuries for UK residents);

       Short Term Debt

       (c)  High quality short-term debt instruments;

       Retirement Fund

       (d)  member choice pension scheme;

       Invesco Regular Investment Plan

       (e) authorized Invesco managed open-end investment schemes (including, mutual funds, open-ended investment companies or unit trusts but not closed-end funds) by regular saving plan. Regarding the rules for dealing Invesco Funds, please refer to Section 10.12.

10.5   TRANSACTIONS EXEMPT FROM AUTHORISATION BUT REQUIRING REPORTING

10.5.1 The following types of personal share dealing transactions do not need to be approved but must be reported to the Compliance Department.

       (a) Transactions in a Non-Discretionary Account excluding that of non-Invesco Funds as mentioned in Section 10.4

       (b) Investments in the debt obligations of Federal agencies or of state and municipal governments or agencies.

       (c) Transactions which are non-intentional on the part of the employee (e.g., receipt of securities pursuant to a stock dividend or merger bonus issues).

       (d) Purchases of the stock of a company pursuant to an automatic dividend reinvestment plan or an employee stock purchase plan sponsored by such company.

       (e) Receipt or exercise of rights issued by a company on a pro rata basis to all holders of a class of security. Employees must, however, pre-clear transactions for the acquisition of such rights from a third party or the disposition of such rights.

       (f) Interests in Securities comprising part of a broad-based, publicly traded market basket or index of stocks, e.g. S & P 500 Index, FTSE 100, DAX.


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10.5.2 NOTE THAT ALL OF THESE TRANSACTIONS WHILE NOT SUBJECT TO PRE-CLEARANCE
       ARE NEVERTHELESS SUBJECT TO ALL OF THE REPORTING REQUIREMENTS BELOW.

10.6   PERMITTED TRANSACTIONS REQUIRING AUTHORISATION AND REPORTING

10.6.1 Transactions in any other Security not dealt with above for either an employee a Related Account are subject to the authorisation and reporting rules set out below.

10.6.2 IPOs. Where there are different amounts of an IPO specified for different investor types (e.g. private and institutional) investment is permitted with the consent of the local Head of Compliance after consultation with the local Chief Investment Officer or his designee.

10.6.3 Private Investment Funds. Employees may invest in interests in private investment funds (i.e., hedge funds) that are established to invest predominantly in public securities and instruments, subject to the pre-clearance procedures, trading restrictions and reporting requirements contained in this Code.

10.6.4 Clubs. Employees may also invest in residential co-operatives and private recreational clubs (such as sports clubs, country clubs, luncheon clubs and the like) for their personal use; such investments are not subject to the pre-clearance procedures, trading restrictions and reporting requirements unless the employee's investing is part of a business conducted by the employee.

10.7   PROCEDURES FOR AUTHORISATIONS

10.7.1 Prior to entering an order for a securities transaction either for the employee or in a Related Account, the employee must complete a Pre-Clearance of Personal Trade Authorisation Form (attached as Appendix 10.2) have it signed by the local Chief Investment Officer or his deputy in his absence and submit the completed form to the local Head of Compliance or his deputy in his absence (see Appendix 10.2).

10.7.2 (a)  The employee must ensure that he answers all the questions on the
            Pre-Clearance of Personal Trade Authorisation Form honestly;

       (b) In particular, he must check with the relevant dealing desk as to whether there are any client trades ongoing or outstanding in the same stock;

       (c) If there are no such client orders he should note the time he checked this with the dealing desk and who reported back to him in writing on the form;

       (d) If there are client orders in place or if the transaction would fall in one of the blackout periods specified in Section 10.10.1, he should not


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            submit the form until the blackout period has ended as the authorisation may expire in accordance with Section 10.7.9.

10.7.3 Proposed securities transactions in a Related Account of the local Head of Compliance must be submitted to the local Chief Executive Officer.

10.7.4 After receiving the completed Pre-Clearance of Personal Trade Authorisation Form, the local Head of Compliance or his deputy in his absence will review the information in the form and, as soon as practicable, will decide whether to clear the proposed Personal Transaction, subject to local requirements.

10.7.5 No order for a Personal Transaction for which pre-clearance authorisation is sought may be placed prior to the receipt of written authorisation of the transaction by the Head of Compliance or his deputy in his absence.

10.7.6 The authorisation and date and time of the authorisation must be stated on the Pre-Clearance of Personal Trade Authorisation Form.

10.7.7 The original of the completed form will be kept as part of Invesco's books and records.

10.7.8 (a)  If an employee receives permission to trade a security or instrument, the trade must be executed by the close of business on the next business day after the day on which authorisation is given.

       (b)  The Head of Compliance has the discretion to extend this period.


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10.8   PLACING PERSONAL SHARE DEALING ORDERS

10.8.1 Once a Pre-Clearance of Personal Trade Authorisation Form has been duly signed, a copy will be passed back to the employee and the original maintained by the local Head of Compliance.

10.8.2 The employee may then place his order to deal with an outside broker.

10.8.3 The employee must ensure that a copy of or duplicate contract note is provided to the Head of Compliance either directly from the broker or by the employee.

10.9   PROCEDURES FOR REPORTING

10.9.1 Initial certification and Schedules. Within 10 days of commencing employment at Invesco, each employee shall submit to the Compliance
       Department:

       (a) a signed Initial Certification of Compliance with the Invesco Code (attached as Appendix 10.3); and

       (b) a signed Initial Declaration of Personal Holding (attached as Appendix 10.4) listing

           (i)   all Related Accounts;

           (ii) all public and private securities and instruments directly or indirectly held by any Related Account of such employee (other than exempt investments as set out in Section 10.4), with nonpublic securities plainly indicated; and

           (iii) directorships (or similar positions) of for-profit, non-profit and other enterprises.

           The Compliance Department will give these documents to each employee during the compliance briefing when commencing employment.

10.9.2 (a) Disclosure of Outside Brokerage Account. All employees must receive approval from the Head of Compliance prior to setting up personal share dealing accounts with brokers, either for themselves or Related Accounts.

       (b) New employees must disclose existing broker accounts on joining Invesco in Appendix 10.4.


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       (c) Disciplinary action may be taken against employees who deal through a non-disclosed broker account.

10.9.3 Confirmation and Monthly Statements. Each employee must provide to the Compliance Department:

       (a) Duplicate copies of contract notes or confirmations of all transactions for his own and each Related Account;

       (b) If these are regularly provided by a broker or custodian, monthly statements for his own and each Related Account not later than 10 days after the end of each month.

10.9.4 Annual Certification. Each employee shall provide to the Compliance Department, not later than 10 days after the end of each calendar year, a signed Annual Certification of Compliance with the Invesco Code of Ethics (Note: any material changes to the Compliance Manual will be summarized under the Annual Certification)(attached as Appendix 10.5) containing:

       (a) If the information is not provided in the monthly statement referred to in Section 10.9.2 (b)

           (i) the date of each Personal transaction, the title and number of securities and the principal amount of each security involved;

           (ii) the nature of the personal transaction (i.e., purchase, sale or any other type of acquisition or disposition);

           (iii) the price at which the personal transaction was effected; and

           (iv) the name of the broker, dealer or bank with or through which the personal transaction was effected.

       (b) If the information is not provided in the monthly statements or any change from the Initial Declaration of Personal Holding referred to in Section 10.9.2 (b) a schedule listing:

           (i)   all Related Accounts;

           (ii) all public and private securities and instruments directly or indirectly held by him or any Related Account of such employee (other than exempt investment as set out in Section 10.4), with nonpublic securities plainly indicated; and

           (iii) directorships (or similar positions) of for-profit, non-profit and other enterprises.


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        (c) With respect to non-discretionary accounts, certifications that such employee does discuss any investment decisions with the person making investment decisions;

        (d) With respect to any nonpublic security owned by such employee, a statement indicating whether the issuer has changed its name or publicly issued securities during such calendar quarter.

10.10   RESTRICTIONS ON PERSONAL INVESTING

10.10.1 Blackout Periods. An employee may not buy or sell for himself or permit any Related Account to buy or sell, a security or any instrument:

        (a) on the same day as any client is trading in the stock;

        (b) where he knows that the sale or purchase of the securities are being considered for a client account;

        (c) if the employee is a portfolio manager, within 7 calendar days before or after the day on which any client account trades in the same security or instrument or in a security convertible into or exchangeable for such security or instrument (including options) on transactions other than those covered under the paragraph below, or

        (d) if the employee is a portfolio manager, within two business days before or after the day on which a pro rata trade, which includes such security, is made for the purpose of rebalancing client accounts.

10.10.2 (a) In the event there is a trade in a personal and a client account in the same security or instrument within a blackout period, the employee may be required to close out his personal position and to disgorge any profit to a charitable organisation chosen by the local Board of Directors;

        (b) If an employee has obtained pre-clearance for a transaction and a subsequent client trade occurs within the blackout period, the Chief Executive Officer in consultation with the Head of Compliance, upon a demonstration of hardship or extraordinary circumstances, may review the application of the disgorgement policy to such transaction and may select to impose alternative restrictions on the employee's personal position.

10.10.3 Trades effected by Invesco for the account of an index fund it manages in the ordinary course of such fund's investment activity will not trigger the blackout period restrictions except where client activity occurs on the same day as the personal transaction pre-clearance request. However, the addition or removal of a security from an index, thereby triggering an index


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        fund trade, would cause employee trades in such security to be blacked-out for the seven prior and subsequent calendar days, as described above.

10.10.4 Short Term Trading Profits.

        (a) It is Invesco's policy to restrict the ability of employees to benefit from short-term trading in securities and instruments.

        (b) Employees must disgorge profits made on the sale by an employee of any security or instrument held less than 60 days.

        (c) Employees will not be permitted to purchase any security or instrument that has been sold by such employee within the prior 60 days.

        (d) Employees may be required to disgorge profits made on the sale for his own account or in a Related Account within the 60 days period.

        (d) This policy applies to trading in all types of securities and instruments, except where in a particular case the local Chief Executive Officer in consultation with the Head of Compliance has made a specific finding of hardship and it can be demonstrated that no potential abuse or conflict is present (for example, when an employee's request to sell a security purchased within 60 days prior to the request is prompted by a major corporate or market event, such as a tender offer, and the security was not held in client accounts).

10.11   DEALING IN INVESCO LTD

10.11.1 The Group's Insider Trading Policy states that no employees who is aware of the material nonpublic information regarding Invesco may buy or sell securities of Invesco or engage in any other action to take personal advantage of that information. The Policy also governs certain transactions under Company-sponsored plans, including:

        - Stock Option Exercises. The Policy's trading restrictions generally do not apply to the exercise of a stock option. The restrictions do apply, however, to any sale of the underlying stock or to a cashless exercise of the option through a broker, as this entails selling a portion of the underlying stock to cover the costs of exercise and/or taxes.

        - Invesco Stock Plans. this Policy's trading restrictions apply to any elections you may make to transfer funds out of Company shares or borrow money against your Invesco stock plan if the loan will result in a liquidation of some or all of your Company stock fund balance.

        - Dividend Reinvestment Plan. This Policy's trading restrictions do not apply to purchases of Company shares resulting from your reinvestment of dividends paid on Company securities under any


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            Company dividend reinvestment plan. The trading restrictions do apply, however, to voluntary purchases of Company shares resulting from additional contributions you choose to make to any such plan, and to your election to participate in the plan or increase your level of participation in the plan. This Policy also applies to your sale of any Company shares purchased pursuant to the reinvestment plan.

10.11.2 Procedures. If you wish to purchase and/or sell Invesco Ltd's shares, you must follow the dealing procedure outlined in this Section and the Invesco Ltd's Insider Trading Policy (Appendix 10.8). You must obtained the approval from the local Chief Investment Officer (or his deputy in his absence) and local Head of Compliance (or his deputy in his absence) by completing the Pre-Clearance Personal Trade Authorisation Form (Appendix 10.2). Regarding the board of directors and executive officers (CEO, SMDs reporting directly to the CEO, and Chief Accounting Officer) as they may expose to more non-public and material information, they must obtain pre-clearance of the transaction from the Office of the General Counsel before engaging in any transaction involving Invesco securities. For details, please refer to the Addendum of the Insider Trading Policy of the Invesco Group.

10.11.3 Blackout periods. No Blackout period will be applied to Invesco staffs, except for the board of directors and executive officers, of which the Blackout period will commence on the 15th day of the third month of each fiscal quarter rather than at the end of the quarter (and will still end two business days after Invesco announces its quarterly results). For details, please refer to the Addendum of the Insider Trading Policy of the Invesco Group.

10.11.4 Please note that the Insider Dealing Policy continues to apply to your transactions in Company securities even after you have terminated employment for so long as you are in possession of material nonpublic information.

10.11.5 Prohibited Transactions in relations to Invesco's securities. According to the Insider Trading Policy, all staff's trading in Invesco's securities is subject to the following additional restrictions:

        - Short Sales. You may not engage in short sales of the Invesco's securities (sales of securities that are not then owned), including a "sale against the box" (a sale with delayed delivery).

        - Publicly Traded Options. You may not engage in transactions in publicly traded options, such as puts, calls and other derivative securities relating to the Invesco's securities, whether on an exchange or in any other organized market.


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        -   Standing Orders. Standing orders (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1) should be used only for a very brief period of time (not longer than one business day). A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of material nonpublic information may result in unlawful insider trading.

        - Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. Because a margin or foreclosure sale may occur at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Invesco securities, you are prohibited from holding Invesco securities in a margin account or pledging Invesco securities as collateral for a loan. An exception to this prohibition may be granted where you wish to pledge Invesco securities as collateral for a loan (not including margin debt) and clearly demonstrate the financial capacity to repay the loan without resort to the pledged securities. If you wish to pledge Invesco securities as collateral for a loan, you must submit a request for approval to the Legal and Compliance Department at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

        - Hedging Transactions. Hedging or monetization transactions, such as zero-cost collars and forward sale contracts, involve the establishment of a short position in the Invesco's securities and limit or eliminate your ability to profit from an increase in the value of the Invesco's securities. Therefore, you are prohibited from engaging in any hedging or monetization transactions involving Invesco securities.

10.12   DEALING IN INVESCO FUNDS

10.12.1 Employees are not required to seek permission to deal in units/shares of Hong Kong authorized open-ended funds managed by Invesco.

10.12.2 Employees are not required to report deals in Invesco managed Hong Kong authorized open-ended funds. The Head of Compliance will monitor such dealing on a post-deal basis by reviewing dealing records obtained from the unitholder/shareholder registry.

10.12.3 Pre-clearance authorisation for dealing in close-ended funds and non-Hong Kong authorized funds managed by Invesco is required.


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10.12.4 (a) Staff will be exempt from paying front end load, so long as the units/shares are held for a minimum period of 60 days;

        (b) Employees are not prevented from redeeming within the 60 day period; however at the discretion of the local Head of Compliance FEL may be charged on the subscription and redemption orders if there is a redemption within this period;

        (c) Full subcription payment must be made on application; no credit will be given in any circumstances; and

        (d) Staff should follow the relevant procedures for dealing in Invesco Funds (including the placement of deals between the hours of 9:00am to 5:00pm (Hong Kong time)).

10.12.5 After the 60 day holding period, shares/units purchased may be transferred but only to family members previously nominated on the Relationship Declaration Form on commencement of employment, after marriage or on other notified changes of family relationships. Transfers to people not nominated on the Relationship Declaration Form will not be allowed.

10.12.6 Staff will be allocated "C" shares in Invesco Funds wherever "C" shares are offered. However, transfers will be switched into "A" shares, if the value of the switch is below the normal "C" share threshold (normally USD1,000,000 or as stated in the prospectus).

10.12.7 Subscribing for shares on behalf of other people to take advantage of staff FEL concessions is strictly against company policy and offender may be subject to disciplinary action.

10.13   DEALING IN NON INVESCO FUNDS

10.13.1 Employees are not required to seek permission to deal in units/shares of open-ended funds managed by other fund managers.

10.13.2 Employees are not required to report deals in non-Invesco managed open-ended funds.

10.13.3 Pre-clearance authorisation for dealing in close-ended funds managed by other fund managers is required.

10.14   HONG KONG EMPLOYEE REFERRALS

10.14.1 Invesco employees may invite friends or family to subscribe for units in Invesco Funds. Investors referred in this manner may, at the discretion of the


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        Head of Investor Services, Pooled Products or his/her deputy, be offered a discount on the front end load.

10.14.2 For any subscriptions into Invesco Funds referred by an employee, the employee should put his/her name in the Agent's Stamp Box on the application form and sign the form.

10.14.3 The completed application form should be given to the Head of Investor Services, Pooled Products or his/her deputy who will decide how much discount on the FEL fee should be given to the referred investor and countersigned by the local Head of Compliance or his/her deputy.

10.14.4 The Head of Investor Services, Pooled Products or his/her deputy should write the FEL to be charged on the application form and sign to indicate his approval.

10.14.5 The approved application form should be given to the Retail Administration Department to complete the subscription.

10.15   GIFTS AND ENTERTAINMENT

10.15.1 It is required that all Invesco personnel adhere to the highest standards of ethical conduct, including sensitivity to actual or apparent conflicts of interest. The provision or receipt of gifts or entertainment can create, or can have the appearance of creating, conflicts of interest. In addition, Invesco's clients and their personnel may be subject to similar restrictions regarding the receipt of gifts or entertainment.

10.15.2 This Policy establishes minimum standards to protect our Company. If the laws or regulations establish higher standards, we must adhere to those standards.

10.15.3 For purposes of this Policy, a "Gift" is anything of value given (1) by the Company or its personnel to a Business Associate (as defined in 10.2.1), or to a member of such a person's immediate family, or (2) by a Business Associate to any Invesco personnel, or to a member of such a person's immediate family. Gifts may include, but are not limited to, personal items, office accessories and sporting equipment (e.g., golf clubs, tennis rackets, etc.). For purposes of this Policy, Gifts also include charitable contributions made to or at the request of a Business Associate. For purposes of this Policy, Gifts do not include promotional items of nominal value (e.g., golf balls, pens, etc.) that display the logo of Invesco, or of the Business Associate.

10.15.4 "Entertainment" involves attendance at activities, including but not limited to meals, sporting events, the theatre, parties or receptions, and similar functions. Entertainment requires the presence of both Invesco personnel and the Business Associate; unless personnel from both entities attend, the


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        activity constitutes a Gift. The value of Entertainment includes the cost of the activity itself (for example, the cost of tickets or a meal), as well as the cost of any related activities or services provided (such as prizes, transportation, and lodging in connection with the event). Entertainment does not include research or analysts meetings provided by issuers and attended by investment personnel or industry educational events sponsored by industry groups, so long as such events are for educational or research purposes. All Invesco personnel also should keep in mind that regulators may attempt to treat entertainment as "gifts" for compliance purposes, particularly where the entertainment appears excessive in value or frequency.

10.15.5 The providing or receiving of any Gift or Entertainment that is conditioned upon the Company doing business or not doing business with the Business Associate or any other person are STRICTLY PROHIBITED.

10.15.6 Gifts. An employee may not retain a gift received from a Business Associate without the approval of the Head of Department and the local Head of Compliance (see Approval Form in Appendix 10.6). Reporting and approval are required for gifts received during festive seasons, including Christmas dinner sponsor, mooncakes, hampers, and flower and fruit baskets

10.15.7 Under no circumstances, the value of gift given or received should exceed USD 200 OR HKD 1,600 PER INDIVIDUAL ANNUALLY. If the value of the gift received is not able to be determined, professional judgment should be used to determine the value of the gift. Should the value exceed USD 200 or HKD 1,600, it should be returned to the donor, passed to the Human Resources or donates to the charity. Approval from Head of Department is required for providing and receiving gift, however PRIOR APPROVAL from local Head of Compliance is not necessary. Post approval from local Head of Compliance is required. If the gift is not giving to any particular person, the gift shall be passed to Human Resources Department and distributed to the staff on a raffle basis. The gift limit is applied to each individual office.

10.15.8 Employees may not give, and must tactfully refuse, any gift of cash, a gift certificate or a gift that is substantially the same as cash. Notwithstanding this requirement, employees may give or receive Lai-See (red envelopes) at Lunar New Year of an amount not more than HK$200 each. In case the amount is more than HK$200, the case must be reported to the Head of Department and the local Head of Compliance. Due to Chinese custom, it may be difficult to return the Lai-See. Therefore, the full amount should be donated to a charitable organization in Hong Kong, and the Business Associate be informed of the donation.


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10.15.9  Gifts should not be given to an employee of any securities firm which is making a public offering of a fund advised by Invesco nor given in connection with the acquisition of a new client by Invesco.

10.15.10 Each employee is required to report annually to his/her Department Head all gifts received and made each year. The Department Head is required to report annually to the Compliance Department all gifts received and made by the Department for the whole year. The relevant forms are attached as Appendix 10.7.

10.15.11 Entertainment. Each employee is expected to use professional judgment, subject to review by his or her supervisor, in entertaining and in being entertained by a Business Associate.

10.15.12 Provided that the employee and Business Associate both attend, an employee may accept from a single business partner, or provide to a single person or a Business Partner for Entertainment of value UP TO USD 1,200 OR HKD 9,300 IN A CALENDAR YEAR. Under no circumstances, the value of the entertainment should exceed USD 400 OR HKD 3,100 PER INDIVIDUAL PER EVENT. Approval from Head of Department is required for providing and receiving entertainment, however PRIOR APPROVAL from local Head of Compliance is not necessary. Post approval from local Head of Compliance is required. If the event of the entertainment such as movie tickets is not giving to any particular employee, the event of the entertainment shall be passed to the Human Resources Department and distributed to the staff on a raffle basis. The entertainment limit is applied to each individual office.

10.16    OUTSIDE ACTIVITIES

10.16.1 In order to reduce potential conflicts of interest arising from the participation of employees on the boards of directors of public, private, non-profit and other enterprises, all employees are subject to the following restrictions and guidelines.

10.16.2 An employee may not serve as a director of a public company without the approval of the local Chief Executive Officer after consultation with the local Head of Compliance.

10.16.3 An employee may serve on the board of directors or participate as an adviser or otherwise, or advisers of a private company only if:

         (a) client assets have been invested in such company; and

         (b) service on a such board has been approved in writing by the local Chief Executive Officer. The employee must resign from such board of directors as soon as the company contemplates going public, except where the local Chief Executive Officer has determined that an employee may remain on a board. (In any event, an employee shall


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             not accept any compensation for serving as a director (or in a similar capacity) of such company; except with the prior written approval of the local Chief Executive Officer.

         (c) service on such a board is directly as a result of the employee position

         or

             status at Invesco. In this case any fees received for being a director must be reimbursed to Invesco.

10.16.4 An employee must receive prior written permission from the local Chief Executive Officer before serving as a director, trustee or member of an advisory board of either:

         (a) any non-profit or charitable institution; or

         (b) a private family-owned and -operated business.

10.16.5 If an employee serving on the board of directors or advisers of any entity comes into possession of material, nonpublic information through such service, he or she must immediately notify his or her local Head of Compliance.

10.17    ECONOMIC OPPORTUNITIES

10.17.1 An Invesco employee shall not take personal advantage of any economic opportunity properly belonging to a Invesco client or to Invesco itself. Such opportunities could arise, for example, from confidential information belonging to a client or the offer of a directorship. Employees must not disclose information relating to a client's intentions, activities or portfolios except:

         (a) to fellow employees, or other agents of the client, who need to know it to discharge their duties; or

         (b) to the client itself.

10.17.2 Employees may not cause or attempt to cause any client to purchase, sell or hold any Security in a manner calculated to create any personal benefit to the employee or Invesco.

10.17.3 If an employee or immediate family member stands to materially benefit from an investment decision for a Client that the employee is recommending or participating in, the employee must disclose that interest to persons with authority to make investment decisions or to the Head of Compliance. Based on the information given, a decision will be made on whether or not to restrict the employee's participation in causing a client to purchase or sell a Security in which the employee has an interest.


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10.17.4  Employees must disclose to those persons with authority to make investment decisions for a client (or to the Head of Compliance if the employee in question is a person with authority to make investment decisions for the client), any beneficial interest that the employee (or immediate family member) has in that Security, or in the issuer thereof, where the decision could create a material benefit to the employee (or immediate family member) or the appearance of impropriety. The person to whom the employee reports the interest, in consultation with the Head of Compliance, must determine whether or not the employee will be restricted in making investment decisions.

10.18    SANCTIONS

10.18.1 These rules will be interpreted by the local Head of Compliance, as applicable. Questions of interpretation should be directed in the first instance to the local Head of Compliance or his/her designee or, if necessary, with the Head of Compliance of another Invesco entity.

10.18.2 If advised of a violation of these rules by an employee, the local Chief Executive Officer, (in the case of the local Chief Executive Officer, the local Board of Directors) may impose such sanctions as are deemed appropriate. Any violations of these Rules and sanctions therefore will be reported to the local Board of Directors at least annually.

10.19    ANNUAL REVIEW

         A review will be performed at least once a year and a report will be prepared that:

         (a) summarises existing procedures concerning personal investing and any changes in the procedures made during the past year;

         (b) identifies any violations requiring significant remedied action during the past year; and

         (c) identifies any recommended changes in existing restrictions or procedures based on the experience under the Code involving industry practices on developments in applicable laws or regulations.

10.20    COMPANY ASSISTANCE

         Any person who has a question about the above Policies or its application to any proposed transaction may obtain additional guidance from the Local Compliance Department. Do not try to resolve uncertainties on your own because the rule are often complex, not always intuitive and carry severe consequences.


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